Exhibit D(278)

Form of

AMENDMENT TWO

DATED [ ], 2023 TO

INVESTMENT SUBADVISORY AGREEMENT

for Asset Allocation Services for MassMutual RetireSMARTSM by JPMorgan Funds

WHEREAS, MML Investment Advisers, LLC (“MML Advisers”) and J.P. Morgan Investment Management Inc. (the “Subadviser”) entered into an Investment Subadvisory Agreement (the “Agreement”), effective as of September 24, 2018, as amended, relating to the MassMutual RetireSMARTSM by JP Morgan Funds set forth on Schedule A to the Agreement (each a “Fund” and collectively, the “Funds”); and

WHEREAS, MML Advisers and the Subadviser desire to add the MassMutual RetireSMART by JPMorgan 2065 Fund to Schedule A of the Agreement; and

WHEREAS, Section 15 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Schedule A. The Agreement is hereby amended by replacing Schedule A with Schedule A to this Amendment.

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	If any provisions in this Amendment shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment, but this Amendment shall be construed so as to effectuate the intent of the parties hereto as nearly as possible without giving effect to such invalid, illegal or unenforceable provision as if such provision had never been contained herein.

5.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MML INVESTMENT ADVISERS, LLC	J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	By:
Name: Douglas Steele	Name:
Title: Vice President	Title:

Acknowledged and Agreed:

MASSMUTUAL SELECT FUNDS
on behalf of each Fund listed on Schedule A

By:
Name: Renee Hitchcock
Title: CFO and Treasurer

Schedule A

MassMutual RetireSMART by JPMorgan In Retirement Fund

MassMutual RetireSMART by JPMorgan 2020 Fund

MassMutual RetireSMART by JPMorgan 2025 Fund

MassMutual RetireSMART by JPMorgan 2030 Fund

MassMutual RetireSMART by JPMorgan 2035 Fund

MassMutual RetireSMART by JPMorgan 2040 Fund

MassMutual RetireSMART by JPMorgan 2045 Fund

MassMutual RetireSMART by JPMorgan 2050 Fund

MassMutual RetireSMART by JPMorgan 2055 Fund

MassMutual RetireSMART by JPMorgan 2060 Fund

MassMutual RetireSMART by JPMorgan 2065 Fund